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                                                                  Ex99.(h)(iii)

                            GAMNA SERIES FUNDS, INC.

                          EXPENSE LIMITATION AGREEMENT


                  EXPENSE LIMITATION AGREEMENT, dated as of July 21, 1999, by and between Groupama Asset Management N.A. ("Groupama") and GAMNA Series Funds, Inc. (the "Company"), on behalf of each portfolio of the Company set forth in Schedule A (each a "Portfolio", and collectively, the "Portfolios").

                  WHEREAS, the Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

                  WHEREAS, the Company and Groupama have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which Groupama will render investment advisory services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio; and

                  WHEREAS, the Company and Groupama have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain certain expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject.

                  NOW, THEREFORE, the parties hereto agree as follows:

1.                EXPENSE LIMITATION.

                  1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by a Portfolio ("Portfolio Operating Expenses") in any one year period beginning on July 21, 1999 (each, an "Applicable Year") exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of Groupama.

                  1.2 OPERATING EXPENSE LIMIT. The Operating Expense Limit in any Applicable Year shall be as set forth in Schedule A as to each Portfolio, or such other rate as may be agreed to in writing by the parties.

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                  1.3 METHOD OF COMPUTATION. To determine Groupama's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Operating Expense Limit of such Portfolio, Groupama shall first waive or reduce its investment advisory management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses for the Applicable Year to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, Groupama may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

                  1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by Groupama to the Portfolio or Portfolios with respect to the previous Applicable Year shall equal the Excess Amount.

         2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

                  2.1 REIMBURSEMENT. If in any Applicable Year during which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the Applicable Year are less than the Operating Expense Limit for that Applicable Year, subject to quarterly approval by the Company's Board of Directors as provided in Section 2.2 below, Groupama shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by Groupama to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which Groupama may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by Groupama and all other payments remitted by Groupama to the Portfolio, pursuant to Section 1 hereof, during any of the previous two (2) Applicable Years, less any reimbursement previously paid by such Portfolio to Groupama, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

                  2.2 BOARD APPROVAL. No reimbursement shall be paid to Groupama pursuant to this provision unless the Company's Board of Directors has determined that the payment of such reimbursement is in the best interests of the Portfolio or Portfolios and their shareholders. The Company's Board of Directors shall determine quarterly in advance whether any reimbursement may be paid to Groupama for the relevant succeeding quarterly period.

                  2.3 METHOD OF COMPUTATION. To determine each Portfolio's payments, if any, to reimburse Groupama for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Board, shall pay to Groupama an amount sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Operating Expense Limit of that Portfolio, provided that such amount paid to Groupama will in no event

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exceed the total Reimbursement Amount. In the event the Operating Expense Limit for a Portfolio is increased subsequent to an Applicable Year in which Groupama becomes entitled to reimbursement hereunder for fees waived or reduced or amounts otherwise remitted to that Portfolio, the amount available to reimburse Groupama in accordance with this Section 2.3 shall be calculated by reference to the Operating Expense Limit for that Portfolio in effect at the time Groupama became entitled to receive such reimbursement, rather than the subsequently increased Operating Expense Limit for that Portfolio.

                  2.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior Applicable Year (including any reimbursement payments hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit.

         3.  TERM AND TERMINATION OF AGREEMENT.

                  This Agreement shall continue in effect until July 20, 2002 and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Company, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Company or by a vote of a majority of the outstanding voting securities of the Company.

         4.  MISCELLANEOUS.

                  4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  4.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Company or any Portfolio to take any action contrary to the Company's Declaration or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Portfolios.

                  4.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.
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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



                                          GAMNA SERIES FUNDS, INC.
                                          ON BEHALF OF ITS PORTFOLIOS



                                          By:/s/ Mark P. Bronzo
                                             ---------------------------
                                             Mark P. Bronzo
                                             President and CEO




                                          GROUPAMA ASSET MANAGEMENT N.A.



                                          By:/s/ Mark P. Bronzo
                                             ---------------------------
                                             Mark P. Bronzo
                                             SVP, Managing Director, and
                                             Portfolio Manager
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                                   SCHEDULE A

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This Agreement relates to the following                Operating Expense
Portfolios of the Company:                                   Limit
                                                     --------------------------
GAMNA FOCUS FUND                                         1.90% of NAV